EXHIBIT 99.1

NEWS RELEASE for March 18, 2003 at 8:00AM EST

Contacts: Paul S. Weiner
               Chief Financial Officer
               Palomar Medical Technologies Inc
               781-993-2411
               ir@palmed.com

PALOMAR MEDICAL DIRECTOR EXCHANGES $1 MILLION NOTE FOR COMMON STOCK;
PRIVATE INVESTMENT FIRM INVESTS $3.4 MILLION

          BURLINGTON, MA (March 18, 2003) … Palomar Medical Technologies Inc (Nasdaq:PMTI) today announced that on Friday, March 14, 2003, a member of its Board of Directors exchanged a $1 million promissory note for common stock and a private investment firm invested $3.4 million, both at a premium to market.

          On September 28, 2001, the Company borrowed $1 million and issued a demand note to Mr. Pappalardo, a Director of the Company. On March 14, 2003, the Director agreed to exchange the principal balance of the note for 293,255 shares of the Company’s common stock, at a price of $3.41 per share with no registration rights. The price was calculated at 110 percent of the Company’s common stock’s trailing ten-day average closing price of $3.10.

          Also on March 14, 2003, the Company completed a private placement with Craig Drill Capital, a private investment firm based in New York City, for the purchase of one million shares of the Company’s common stock, at a price of $3.41 per share with no registration rights for an aggregate subscription price of $3.41 million. The price was calculated at 110 percent of the Company’s common stock’s trailing ten-day average closing price of $3.10.

          Chief Executive Officer Joseph P. Caruso commented, “The combination of the exchange of the note and private placement at a premium to market adds $4.4 million to our working capital. This enhanced position enables us to expand operations and exploit our position in the professional market. We are also in a strong position to advance our technology to the consumer market with these additional financial resources. The exchange of equity for the promissory note and private investment demonstrates that both insiders and outsiders to the Company support and are interested in the Company’s direction and growth potential.”

          Caruso continued, “We are looking forward to presenting the Company’s latest products at the American Academy of Dermatology’s (AAD) 61st Annual Meeting, in San Francisco, from March 21 to 26, and will be available to give investor demonstrations and discuss our full line of products at booth #2801. We have scheduled a full week of meetings leading up to the AAD with various institutions and funds to continue to increase the following of the Company within the investment community.”

          About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Recently, Palomar and The Gillette Company (NYSE:G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

          For more information on Palomar and its products, visit Palomar’s website at www.palmed.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

          With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2001 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.